Exhibit 7.1

November 5, 2014

Securities and Exchange Commission
100 F Street N.E.
Washington, D.C. 20549

We have read the statements made by Omnitek Engineering Corp. in Item 4.02 “Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review” of the Current Report on Form 8-K regarding the event that occurred on October 31, 2014 and are in agreement with the statements contained in such Item 4.02 insofar as they relate to our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

Sincerely,

/s/ Sadler, Gibb & Associates, LLC